As filed with the Securities and Exchange Commission on April 14, 2023

Registration No. 333-269082

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FRESH VINE WINE, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada	2084	87-3905007
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11500 Wayzata Blvd. #1147
Minnetonka, MN 55305
(855) 766-9463
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James Spellmire
Chief Financial Officer
Fresh Vine Wine, Inc.
11500 Wayzata Blvd. #1147
Minnetonka, MN 55305
(855) 766-9463
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Alan M. Gilbert
Andrew Tataryn
Maslon LLP
90 South 7th Street, Suite 3300
Minneapolis, MN 55402
Tel: (612) 672-8381

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Fresh Vine Wine, Inc., a Nevada corporation (“us”, “we”, “our”, “Fresh Vine” “Fresh Vine Wine,” or the “Company”) previously distributed, at no charge, to holders of its common stock, par value $0.001 per share, non-transferable subscription rights to purchase up to an aggregate of 6,366,129 units (“Units”) in a subscription rights offering, or a “rights offering.” Each Unit consisted of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $1.25 per share from the date of issuance through its expiration five years from the date of issuance (the “warrants”). To the extent they were not exercised prior to 5:00 p.m. Eastern Time on March 9, 2023, the expiration date of the rights offering, the non-transferable subscription rights expired. The offering of Units in the rights offering was conducted pursuant to a Registration Statement filed by the Company with the Securities and Exchange Commission, or the SEC, on Form S-1 (File No. 333-269082), or, as amended, the Registration Statement. The Registration Statement also registered the offering of shares of our common stock issuable upon exercise of the warrants included in the Units.

On March 14, 2023, the rights offering was completed, and we issued and sold 3,143,969 shares of our common stock and warrants to purchase a total of 3,143,969 shares of our common stock. Not all of the warrants sold in the offering have been exercised to date and, accordingly, the offering of the shares of common stock issuable upon exercise of the warrants is ongoing.

This Post-Effective Amendment No. 1 to the Registration Statement, or the Post-Effective Amendment is being filed to (i) add a new section, “Incorporation of Certain Information by Reference,” to Part I below, pursuant to which, among other things, the Company is incorporating by reference the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 31, 2023, pursuant to the undertakings in Item 17 of the Registration Statement, and the other documents identified in such section, (ii) remove from the prospectus information which is being incorporated by reference to such documents, and (ii) update the section entitled “Undertakings,” in Part II below. No changes have been made to the description of the rights offering and related information contained the Registration Statement. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement or pre-effective amendments thereto.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 14, 2023

PROSPECTUS

FRESH VINE WINE, INC.

Subscription Rights to Purchase Up to 6,366,129 Units
Consisting of up to 6,366,129 Shares of Common Stock
and Warrants to Purchase up to 6,366,129 Shares of Common Stock
at a Subscription Price of $1.00 per Unit

Fresh Vine Wine, Inc., a Nevada corporation (“us”, “we”, “our”, “Fresh Vine” “Fresh Vine Wine,” or the “Company”), is distributing, at no charge to holders of our common stock, par value $0.001 per share, non-transferable subscription rights to purchase up to an aggregate of 6,366,129 units (“Units”). Each Unit consists of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $1.25 per share from the date of issuance through its expiration five years from the date of issuance (the “warrants”). Pursuant to this prospectus, we are also offering the shares of common stock underlying the warrants included in the Units.

For each share of our common stock held by a stockholder of the Company as of 4:00 p.m., Eastern Time, on February 22, 2023, the record date of the rights offering (the “Record Date”), such stockholder will receive 0.5 subscription rights. Each whole subscription right will allow the holder thereof to subscribe to purchase one Unit, which we refer to as the basic subscription right, at a subscription price of $1.00 per share (the “subscription price”). In addition, any holder of subscription rights exercising his, her or its basic subscription right in full will be eligible to subscribe to purchase additional Units that remain unsubscribed in the rights offering at the same subscription price per Unit that applies to the basic subscription right, subject to proration among participants exercising their over-subscription privilege, which we refer to as the over-subscription privilege. We offer no assurances that any subscription requests submitted pursuant to the over-subscription privilege will be fulfilled in whole or in part.

Subscription rights may only be exercised in whole numbers; we will not issue fractional Units and will round all of the subscription rights down to the nearest whole number. The common stock and warrants comprising the Units will separate upon the closing of this rights offering and will be issued separately; however, they may only be purchased as a Unit and the Unit will not trade as a separate security. The subscription rights will not be tradeable.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on March 9, 2023 (the “Expiration Date”), unless the rights offering is extended or earlier terminated by us. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced expiration date of the rights offering. We may extend the rights offering for a period not to exceed 45 days in our sole discretion. All subscription payments will be deposited into an escrow account maintained by the subscription agent for the benefit of the holders exercising their subscriptions under the rights offering, and if the rights offering is not completed for any reason all funds will be promptly returned to such subscribers in the amounts advanced in connection with their respective exercises.

We have engaged The Oak Ridge Financial Services Group, Inc. to act as the dealer-manager for this rights offering. We have not entered into any standby purchase agreement or other similar arrangement in connection with this rights offering. The rights offering is being conducted on a best-efforts basis. There is no minimum number of Units that we must sell in order to complete the rights offering. We have also engaged Broadridge Corporate Issuer Solutions, LLC (“Broadridge”) to serve as our subscription and information agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel this rights offering.

You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. Once made, all exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors for a period of up to 45 days. If we amend the rights offering to allow for an extension of the rights offering for a period of more than 45 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a prompt refund of any money you have advanced. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is canceled, all subscription payments received by the subscription agent will be promptly returned, without interest.

Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market. Our common stock is listed on the NYSE American under the symbol “VINE.” On February 21, 2023, the last reported sale price of our common stock on the NYSE American was $1.05 per share. You are urged to obtain current market quotations for our common stock.

You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find Additional Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 16 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total(2)
Subscription price	$1.00	$6,366,129.00
Dealer-manager fees(1)	$0.08	$509,290.32
Proceeds to us, before expenses	$0.92	$5,856,838.68

(1)	We have agreed to pay to The Oak Ridge Financial Services Group, Inc. as the dealer-manager a cash fee equal to 8% of the gross proceeds received by us directly from exercises of the subscription rights. We also paid the dealer-manager a $25,000 non-refundable advisory fee and agreed to reimburse expenses of the dealer-manager. See “Plan of Distribution.”

(2)	Assumes the subscription rights are fully subscribed for cash, but excludes cash proceeds, if any, from the exercise of the warrants included in the Units.

Dealer Manager

OAK RIDGE FINANCIAL

The date of this prospectus is                  , 2023

i

ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into in this prospectus or any prospectus supplement in connection with the rights offering described herein. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front cover of this prospectus or any prospectus supplement and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any exercise of the rights or sale of the securities. You should not consider any information in this prospectus or any prospectus supplement by reference to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

The distribution of this prospectus and the issuance of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus or any prospectus supplement must inform themselves about, and observe any restrictions relating to, the sale of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

This prospectus includes market data and forecasts with respect to the wine industry. We have obtained this market data and certain industry forecasts from various independent third-party sources, including industry publications, reports by market research firms, surveys and other independent sources. Some data and information is based on management’s estimates and calculations, which are derived from our review and interpretation of internal company research and data, surveys and independent sources. We believe the data regarding the industry in which we compete and our market position and market share within this industry generally indicate size, position and market share within this industry; however, this data is inherently imprecise and is subject to significant business, economic and competitive uncertainties and risks due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws. In addition, the Company and its management may make other written or oral communications from time to time that contain forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section titled “Risk Factors” beginning on page 16 of this prospectus and the risks and uncertainties disclosed in our SEC filings, all of which are accessible on the SEC’s website at http://www.sec.gov.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should carefully read this prospectus, the documents that we incorporate by reference into this prospectus and the documents we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC listed in the section of this prospectus entitled “Incorporation of Certain Information by Reference.”. Because it is only a summary, it does not contain all of the information that should be considered before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus and the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Unless the context requires otherwise, references in this prospectus to “the Company,” “Fresh Vine,” “Fresh Vine Wine,” “we,” “us” and “our” refer to Fresh Vine Wine, Inc.

The Company

We are a premier producer of low carb, low calorie, premium wines in the United States. Founded in 2019, Fresh Vine Wine brings an innovative “better-for-you” solution to the wine market. We currently sell seven proprietary varietals: Cabernet Sauvignon, Pinot Noir, Chardonnay, Sauvignon Blanc, Rosé, Sparkling Rosé, and a limited Reserve Napa Cabernet Sauvignon. All varietals are produced and bottled in Napa, California.

Our core wine offerings are priced strategically to appeal to mass markets and sell at a list price between $15 and $25 per bottle. Given the Fresh Vine Wine brand’s celebrity backing, “better-for-you” appeal, and overall product quality, we believe that it presents today’s consumers with a unique value proposition with-in this price category. We have partnered with celebrities Nina Dobrev and Julianne Hough to promote our wines and our brand. Additionally, Fresh Vine Wine is one of very few products available at this price point that includes a renowned Napa Valley winemaker, Jamey Whetstone.

We conducted an international search to find an accomplished winemaker who shared the Fresh Vine Wine vision and have entered into an agreement with Mr. Whetstone, an established, award winning winemaker from Napa Valley, to develop our wines. Consulting with the Fresh Vine Wine brand compliments Mr. Whetstone’s lifestyle as an active surfer, skier, and all-around outdoorsman. His passion for winemaking is mirrored by his passion for adventure, and he too wanted to create a better-for-you wine that customers can be proud to bring to the table for any occasion. We believe it is unique for a high-profile winemaker like Mr. Whetstone to attach his name and reputation to a brand in the better-for-you wine segment, and we believe that Mr. Whetstone’s association with our brand increases consumer awareness and speaks to the quality of our varietals.

As a testament to this quality, in September 2022 we announced that The Tasting Panel Magazine and The Somm Journal, two highly-regarded wine publications, had awarded Fresh Vine Wine’s California Cabernet Sauvignon, 2020 Vintage, a 92 Rating (out of 100). This is the second of our varietals to receive a 92 Rating during 2022, with our Limited Reserve Napa Cabernet Sauvignon receiving a Rating of 92 from James Suckling, regarded as one of the world’s most influential wine critics, in July. Also, in July 2022, our 2020 California Pinot Noir and California 2021 Rosé varietals were awarded Bronze Medals by TEXSOM. In 2022 alone, Fresh Vine Wine varietals received a total of 16 awards by wine industry respected publications.

Our wines are distributed across the United States and Puerto Rico through wholesale, retail, and direct-to-consumer (DTC) channels. We are able to conduct wholesale distribution of our wines in all 50 states and Puerto Rico, and we are licensed to sell through DTC channels in 43 states. As of September 30, 2022, we hold active relationships with wholesale distributors in 48 states, up from 43 states as of June 30, 2022, and currently have additional states in which licensing is pending. We are actively working with leading distributors, including Southern Glazer’s Wine & Spirits (SGWS), Johnson Brothers, and Republic National Distributing Company (RNDC), to expand our presence across the contiguous United States.

Our marketing activities focus primarily on consumers with moderate to affluent income and on those with a desire to pursue a healthy and active lifestyle.

Our asset-light operating model allows us to utilize third-party assets, including land and production facilities. This approach helps us mitigate many of the risks associated with agribusiness, such as isolated droughts or fires. Because we source product inputs from multiple geographically dispersed vendors, we reduce reliance on any one vendor and benefit from broad availability/optionality of product inputs. This is particularly important as a California-based wine producer where droughts or fires can have an extremely detrimental impact to a company’s supply chain if not diversified.

We were initially organized on May 8, 2019 as a Texas limited liability company under the name “Fresh Grapes, LLC.” In connection with our initial public offering, on December 8, 2021, we converted from a Texas limited liability company into a Nevada corporation and changed our name from Fresh Grapes, LLC to Fresh Vine Wine, Inc., which we refer to herein as the “LLC Conversion.” In conjunction with the LLC Conversion, all of our outstanding units were converted into shares of our common stock based on the relative ownership interests of our pre-IPO equity holders. While operating as a limited liability company, our outstanding equity was referred to as “units.” In this prospectus for ease of comparison, we may refer to such units as our common stock for periods prior to the LLC Conversion, unless otherwise indicated in this report. Similarly, unless otherwise indicated, we may refer to members’ equity in this report as stockholders’ equity. Further, while operating as a limited liability company, our governing body was referred to as our Board of Managers, with the members thereof being referred to as “Managers.” We may refer to such governing body throughout this report as our board of directors and such individuals as our directors.

Recent Developments

Third Party Vendor Engagements and Related Founder Share Forfeitures

In October 2022, we executed a strategy that is aimed at amplifying cash preservation initiatives while continuing to focus on accelerating sales growth. The plan resulted in the termination of ten employees on the Company’s internal sales team and the engagement by the Company of a third party sales and distribution management company positioned to more efficiently and effectively facilitate current and future product sales. In addition, the Company engaged a reputable third party vendor to manage marketing initiatives and drive growth primarily within the Company’s Direct-to-Consumer sales channel.

In December 2022, Rick Nechio and Damian Novak, who are officers, directors and two of the Company’s founders, together agreed to forfeit and transfer back to the Company without consideration a total of 970,000 shares of common stock of the Company held by them, to enable the Company to preserve cash by issuing such number of shares to certain of the Company’s service providing vendors without subjecting the Company’s other stockholders to dilution therefrom. Also in December 2022, the Company entered into agreements to issue 970,000 shares to such vendors in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Recipients of the shares included our third party sales and distribution management service provider, , as well as certain advertising, public relations, consulting and legal service providers. Pursuant to agreements with certain of these vendors, we have agreed to issue up to an additional 1,030,000 shares of common stock upon our Company achieving specified revenue-related performance objectives within identified timeframes.

Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures

The Company has been a party to an action pending in Hennepin County District Court, captioned Janelle Anderson v. Fresh Vine Wine, Inc., Damian Novak, and Rick Nechio, Court File No. 27-CV-22-11491 (the “Lawsuit”), in which Ms. Anderson alleged, among other things, that the Company terminated her employment in retaliation for reports of alleged wrongdoing pursuant to the Minnesota Whistleblower Act. Defendants also included Damian Novak, Executive Chairman and a director of the Company, and Rick Nechio, interim Chief Executive Officer and a director of the Company.

On January 27, 2023, the Company entered into a Global Mutual Compromise, Release and Settlement Agreement (the “Settlement Agreement”) among Ms. Anderson and each of Messrs. Novak and Nechio. Pursuant to the Settlement Agreement, Ms. Anderson agreed to dismiss the Lawsuit with prejudice and to file with the court any and all documents necessary to effect such dismissal with prejudice within five business days after all settlement consideration has been actually received by her, and the parties agreed to general mutual releases. The Company also agreed to indemnify Ms. Anderson and hold her harmless against any liability, civil damages, penalties, or fines claimed against her for any of her actions done within the course and scope of her employment with the Company as required by Minn. Stat. §181.970, and under any applicable insurance policies, including but not limited to any directors and officers policies. The Settlement Agreement also contains a non-disparagement provision.

As consideration for Ms. Anderson’s dismissal and release, and provided that she does not revoke or rescind the Settlement Agreement within prescribed time periods, the Company agreed to make a cash payment to Ms. Anderson in the amount of $1,250,000, less certain attorney fees and relevant taxes and other withholdings, in a lump sum. The Company expects to recoup approximately $825,000 of this of cash payment from insurance coverage. The cash payment is in addition to $400,000 that we previously paid to Ms. Anderson in January 2023 in respect of 2022 bonus compensation earned by Ms. Anderson under her employment agreement while employed by the Company. Also as contemplated by the Settlement Agreement, the Company and Ms. Anderson have agreed to enter into a consulting agreement (the “Anderson Consulting Agreement”) pursuant to which Ms. Anderson will provide certain consulting services to the Company for a period of six months. As consideration for such services, the Company has agreed to grant and issue to Ms. Anderson 500,000 shares of the Company’s common stock (the “Anderson Consulting Shares”) from the Company’s 2021 Equity Incentive Plan (the “Anderson Consulting Share Grant”). The cash payment and the Anderson Consulting Share Grant were scheduled to be made at the “closing” of the Settlement Agreement (the “Settlement Closing”), subject to Ms. Anderson not revoking or rescinding the Settlement Agreement during the applicable revocation period. The Settlement Closing was completed on February 20, 2023.

Also pursuant to the Settlement Agreement, Damian Novak, Executive Chairman and a member of our board of directors, resigned as Executive Chairman and removed himself from his management duties with the Company effective February 20, 2023, and has agreed to resign from our board of directors promptly following completion of the rights offering. In addition, Rick Nechio, the Company’s interim Chief Executive Officer and a member of our board of directors, resigned from our board of directors effective February 20, 2023. The Settlement Agreement further provided that the Company would announce by the date of the Settlement Closing that it is searching for a permanent chief executive officer to replace Mr. Nechio, who has been serving as Chief Executive Officer in an interim capacity since June 2022. Following the Company’s appointment of a new chief Executive officer, the Company may elect to employ Mr. Nechio in an advisory capacity to aid in the transition of his management duties.

In conjunction with entering into the Settlement Agreement, Rick Nechio and Damian Novak entered into Agreements to Forfeit Shares of Common Stock (the “Forfeiture Agreements”) pursuant to which each agreed to forfeit and transfer back to the Company without consideration 250,000 shares of common stock of the Company held by them (a total of 500,000 shares), to enable the Company to issue the Anderson Consulting Shares to Ms. Anderson without subjecting the Company’s other stockholders to dilution therefrom (the “Anderson Consulting-related Forfeitures”). The Anderson Consulting-related Forfeitures became effective in connection with the Settlement Closing.

Appointment of Non-Executive Board Chair; Appointment of Director

Effective February 20, 2023, the Company’s board of directors appointed Michael Pruitt to serve as Non-Executive Chair of the board of directors.

Also effective February 20, 2023, the Company’s board of directors elected Michelle Hawkins Whetstone as a director of the Company to fill the vacancy on the board of directors resulting from Mr. Nechio’s resignation from the board of directors.

Timothy Michaels Litigation

On May 27, 2022, Timothy Michaels, our former Chief Operating Officer, filed a complaint against the Company in the Fourth Judicial District Court, Hennepin County, Minnesota, alleging that the Company breached a February 24, 2022 Separation Agreement by including a restricted “lock-up” legend on shares of the Company’s common stock issued to Mr. Michaels pursuant to the Settlement Agreement. The action remains pending.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include, among others:

●	the requirement to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues as of the end of our fiscal year, we have more than $700.0 million in market value of our common stock held by non-affiliates as of the end of our second fiscal quarter or we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some or all of these reduced disclosure obligations.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. Our financial statements may, therefore, not be comparable to those of other public companies that comply with such new or revised accounting standards.

Corporate Information

Our principal executive address is located at 11500 Wayzata Boulevard, #1147, Minnetonka, Minnesota 55305, and our telephone number is (855) 766-9463. Our production facility, which we lease on an alternating proprietorship basis, is located in Napa, California. Our website is www.freshvinewine.com, to which we post copies of our press releases as well as additional information about us. We have included our website address in this prospectus as an inactive textual reference only. Information contained on or accessible through our website is not incorporated by reference in or otherwise a part of this prospectus.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

SUMMARY OF THE OFFERING

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered

We are distributing, at no charge, to holders of our common stock, non-transferrable subscription rights to purchase up to an aggregate of 6,366,129 Units. Each Unit consists of one share of our common stock and a warrant to purchase one share of our common stock. For each share of our common stock held by a stockholder of the Company as of 4:00 p.m., Eastern Time, on February 22, 2023, the record date of the rights offering (the “Record Date”), such stockholder will receive subscription rights to purchase 0.5 Units at the subscription price specified below. Subscription rights may only be exercised in whole numbers; we will not issue fractional Units upon exercise of subscription rights and, to the extent that the number of subscription rights that are distributed to you on the Record Date is not a whole number, the Units issuable upon exercise of the subscription rights will be rounded down to the nearest whole share for purposes of determining the number of Units for which you may subscribe.

The Units will separate upon the closing of the rights offering and will be issued separately; however, they may only be purchased as a Unit and the Unit will not trade as a separate security.

Warrants

Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $1.25 per share, subject to adjustment. The warrants will be immediately exercisable and will expire five years from the date of issuance. The warrants will be exercisable for cash and, solely during any period when a registration statement for the exercise of the warrants is not in effect, on a cashless basis. This prospectus also relates to the offering of shares of common stock issuable upon exercise of the warrants.

Basic Subscription Right

For each whole subscription right that you hold, you will have a basic subscription right to buy from us one Unit at the subscription price specified below. You may exercise your basic subscription right for some or all of your subscription rights, or you may choose not to exercise your subscription rights in your sole discretion. If you do not exercise your subscription rights and the rights offering is completed, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding common stock will decrease as a result of shares being purchased by other stockholders in the rights offering. Your percentage ownership of our common stock may also decrease if you do not exercise your basic subscription right in full.

Over-Subscription Privilege

If you exercise all of the subscription rights distributed to you pursuant to the basic subscription right, you will also have the opportunity to purchase additional shares not purchased by other stockholders pursuant to their basic subscription right at the same subscription price per Unit that applies to the basic subscription right.

We will be able to satisfy your exercise of the over-subscription privilege only if other holders of subscription rights do not elect to purchase all of the Units offered under their basic subscription right. We will satisfy requests to exercise the over-subscription privilege to the extent sufficient Units are available following the exercise of rights under the basic subscription right. If the number of Units requested by all holders exercising the over-subscription privilege is less than the total number of Units available, then each holder of subscription rights exercising the over-subscription privilege will receive the total number of Units requested.

If there are not enough Units available to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available Units among the stockholders exercising their over-subscription privileges based on such stockholders’ pro rata stock ownership and the number of Units for which they have subscribed. With respect to any individual stockholder, “pro rata” means the percentage of our issued and outstanding shares of common stock that such stockholder owned, beneficially or of record, as of the Record Date. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the completion of the rights offering.

Subscription Price	$1.00 per Unit. To be effective, any payment related to the exercise of a subscription right must clear prior to the Expiration Date.
Record Date	February 22, 2023
Expiration Date	The subscription rights will expire at 5:00 p.m., Eastern time, on March 9, 2023, unless extended as otherwise described herein.

Procedure for Exercising Subscription Rights	To exercise your Subscription Rights, you must take the following steps:

●	If you are a record holder, as of the Record Date, of our common stock, you must properly complete the enclosed rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the Subscription Agent before the Expiration Date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the Subscription Agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Notice of Guaranteed Delivery.”

●	If as of the Record Date you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, bank or other nominee, you should instruct your broker, dealer, bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than the Expiration Date.

Payment Adjustments	If you send a payment that is insufficient to purchase the number of Units requested, or if the number of Units requested is not specified in the rights certificate, the payment received will be applied to exercise subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any over-subscription privilege exercised and permitted, the excess will be returned to you promptly in cash. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

Delivery of Securities	As soon as practicable after the expiration of the rights offering, payment for the Units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, we expect to close on subscriptions and for the Subscription Agent to arrange for the issuance of the shares of common stock and warrants purchased pursuant to the rights offering. All shares of common stock and warrants that are purchased in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration, or DRS, account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you currently hold your securities in the name of a bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the rights offering.

Market for Common Stock and Warrants
Our common stock is listed on the NYSE American under the symbol “VINE” and the shares of common stock to be issued in the rights offering as a component of the Units will also be listed on the NYSE American under the same symbol. There is no established trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or recognized trading system.

Use of Proceeds	We are conducting the rights offering for funding our working capital requirements and for general corporate purposes. See “Use of Proceeds” for a more detailed description of the intended use of proceeds from the rights offering.

Non-Transferability of Subscription Rights	The subscription rights are evidenced by a rights certificate and may not be sold, transferred or assigned and will not be listed for trading on the NYSE American or any other stock exchange or trading market.

No Revocation	Except as provided below, all exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the Units offered pursuant to the rights offering.

Extension, Amendment and Termination	Although we do not presently intend to do so, we may extend the Rights Offering for additional time in our sole discretion for any reason for up to an additional 45 days. For example, we may decide that changes in the market price of our common stock warrant an extension, or we may decide that the degree of stockholder participation in the Rights Offering is less than the level we desire. In the event that we decide to extend the Rights Offering and you have already exercised your Subscription Rights, your subscription payment will remain with the Subscription Agent until such time as the Rights Offering closes or is terminated. We also reserve the right to amend or modify the terms of the Rights Offering, as appropriate. Our board of directors may for any reason terminate the Rights Offering at any time before the expiration of the Rights Offering. In the event that the Rights Offering is cancelled, all subscription payments received by the Subscription Agent will be returned, without interest or deduction, as soon as practicable.

If we should make any fundamental changes to the terms set forth in this prospectus, we will (i) file a post-effective amendment to the registration statement of which this prospectus forms a part, (ii) offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder or eligible warrant holder, and (iii) recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC.

No Board Recommendation	Our Board of Directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See the section below entitled “Risk Factors.”

Material U.S. Federal Income Tax Consequences	For U.S. federal income tax purposes, we intend to take the reporting position that the receipt of the subscription rights in the rights offering by holders of our common stock will not be a taxable event. However, no assurance can be given that the IRS will not challenge this reporting position. For a discussion of the tax consequences if the receipt of the subscription rights is non-taxable and the tax consequences if the receipt of the subscription rights is taxable, see the discussion in “Certain Material U.S. Federal Income Tax Consequences.” You should seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws.

Dealer-Manager	The Oak Ridge Financial Services Group, Inc. will act as dealer-manager for the rights offering.

Subscription and Information Agent	Broadridge Corporate Issuer Solutions, LLC (“Broadridge”) will serve as our subscription agent and information agent for the rights offering.

Questions	If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact Broadridge, toll free at (888) 789-8409 or by email at shareholder@broadridge.com.

Warrant Agent, Transfer Agent and Registrar	Computershare Trust Company, N.A., Computershare Inc. 150 Royall Street Canton, Massachusetts 02021 Attention: Client Services

Dividend Policy	We have never declared or paid any cash dividends to the holders of our common stock and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain any earnings for use in connection with the expansion of our business and for general corporate purposes.

Risk Factors	Before you invest in the rights offering, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” beginning on page 16 of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in or incorporated by reference into this prospectus or any prospectus supplement before you decide to exercise your subscription rights to purchase Units.

Shares To Be Outstanding Immediately After the Rights Offering

As of September 30, 2022, 12,732,257 shares of our common stock were issued and outstanding. Assuming no additional shares of capital stock are issued by us prior to the expiration of the rights offering, and assuming the rights offering is fully subscribed (and without giving effect to the impact of rounding down fractional Units), we will have 19,098,386 shares of common stock issued and outstanding immediately following completion of the rights offering. The number of shares of our common stock outstanding prior to and immediately after this rights offering, as set forth above, excludes the following potentially dilutive securities as of September 30, 2022:

●	74,892 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2021 Equity Incentive Plan, having a weighted average exercise price of $3.02 per share;

●	1,193,413 shares of our common stock available for future grants under our 2021 Equity Incentive Plan;

●	1,500,004 shares that have been reserved for issuance under stock options that have been granted to certain of our founders, having a weighted-average exercise price of $10.00 per share;

●	110,000 shares of our common stock issuable upon the exercise of warrants granted to the underwriters for our initial public offering, having an exercise price of $12.00 per share.

The number of shares of our common stock outstanding immediately after this rights offering also excludes (i) up to 1,030,000 shares of our common stock that may be issued pursuant to agreements with certain of our vendors contingent upon our Company achieving specified revenue-related performance objectives within identified timeframes (see “Certain Relationships And Related Transactions — Stock-based Vendor Compensation Arrangements”), and (ii) an additional 6,366,129 shares of our common stock issuable upon the exercise of warrants to be issued in the rights offering as a component of the Units, assuming the rights offering is fully subscribed (and without giving effect to the impact of rounding down fractional Units). In addition, the number of shares of our common stock outstanding immediately after this rights offering do not reflect (x) the December 2022 forfeiture by two of our officers, directors and founders of a total of 970,000 shares of our common stock held by them, to enable the Company to preserve cash by issuing such number of shares to certain of the Company’s service providing vendors without subjecting the our other stockholders to dilution therefrom, (y) our December 2022 issuance of 970,000 shares of our common stock to such vendors, or (z) the 500,000 Anderson Consulting Shares issued pursuant the Anderson Consulting Share Grant and the corresponding 500,000 share Anderson Consulting-related Forfeitures. See “Prospectus Summary — Recent Developments — Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures.”

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate may be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of common stock offered hereby, and our business. We urge you to read this entire prospectus and the documents incorporated by reference into this prospectus.

Why are we conducting the rights offering?

We are conducting the offering to raise capital that we intend to use for working capital and general corporate purposes.

What is the rights offering?

We are distributing, at no charge, to holders of our common stock at 4:00 p.m. Eastern time on February 22, 2023, the Record Date, non-transferrable subscription rights to purchase up to an aggregate of 6,366,129 Units. You will receive 0.5 subscription rights for each share of common stock that you owned at that time. Each subscription right will entitle the holder to a basic subscription right and an over-subscription privilege.

What is a Unit?

Each Unit consists of one share of our common stock and a warrant to purchase one share of our common stock. Subscription rights may only be exercised in whole numbers; we will not issue fractional Units upon exercise of sub-scription rights and, to the extent that the number of subscription rights that are distributed to you on the Record Date is not a whole number, the Units issuable upon exercise of the subscription rights will be rounded down to the nearest whole share for purposes of determining the number of Units for which you may subscribe. The shares of common stock and warrants that comprise each Unit are immediately separable and will be issued separately in this rights offering, however, they may only be purchased as a Unit, and the Units will not trade as a separate security.

What is the basic subscription right?

For each share of common stock held by a stockholder of the Company at the close of business on the Record Date, such stockholder will receive 0.5 subscription rights. Subscription rights may only be exercised in whole numbers; we will not issue fractional shares or warrants to purchase fractional shares and will round all of the subscription rights down to the nearest whole number. Each whole subscription right will allow the holder thereof to subscribe to purchase Units at a subscription price of $1.00 per Unit. For example, if you owned 1,000 shares of our common stock on the Record Date, you would receive 500 subscription rights entitling you to purchase 500 shares of common stock for a total purchase price of $500 pursuant to your basic subscription right. You may exercise all or a portion of your basic subscription right or you may choose not to exercise any basic sub-scription right at all. If you choose to exercise your subscription rights, there is no minimum number of Units you must purchase.

If you are a record holder, the number of Units you may purchase pursuant to your basic subscription right is indicated on the subscription rights certificate. If you hold your common stock in the name of a broker, dealer, bank, or other nominee who uses the services of the Depository Trust Company, or DTC, you will not receive a subscription rights statement. Instead, DTC will issue your subscription rights to your nominee record holder for each share of our common stock that you own as of the Record Date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

If you exercise all of the subscription rights distributed to you pursuant to the basic subscription right, you will also have the opportunity to purchase additional Units not purchased by other stockholders pursuant to their basic subscription right at the same subscription price per Unit that applies to the basic subscription right.

We will be able to satisfy your exercise of the over-subscription privilege only if other holders of subscription rights do not elect to purchase all of the Units offered under their basic subscription right. We will satisfy requests to exercise the over-subscription privilege to the extent sufficient Units are available following the exercise of rights under the basic subscription right. If the number of Units requested by all holders exercising the over-subscription privilege is less than the total number of Units available, then each holder of subscription rights exercising the over-subscription privilege will receive the total number of Units requested.

If there are not enough Units available to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available Units pro rata among the stockholders exercising their over-subscription privileges. With respect to any individual stockholder, “pro rata” means the percentage of our issued and outstanding shares of common stock that such stockholder owned, beneficially or of record, as of the Record Date, relative to the number of shares owned on the Record Date by all rights holders exercising the over-subscription privilege. If this pro-rata allocation results in any rights holders receiving a greater number of Units than the rights holder subscribed for pursuant to the exercise of the over-subscription privilege, then such record holder will be allocated only that number of Units for which the record holder subscribed, and the remaining Units will be allocated among all other rights holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated.

To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. See “The Rights Offering — Over-Subscription Privilege.” To the extent you properly exercise your over-subscription privilege for a number of Units that exceeds the number of unsubscribed Units available to you, any excess subscription payments will be returned to you as soon as practicable after the expiration of the rights offering, without interest or penalty.

Our subscription agent for the rights offering will determine the over-subscription allocation based on the formula described above.

What are the terms of the warrants?

Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $1.25 per share, subject to adjustment. The warrants will be immediately exercisable and will expire five years from the date of issuance. The warrants will be exercisable for cash and, solely during any period when a registration statement for the exercise of the warrants is not in effect, on a cashless basis.

Are the warrants listed?

There is no public trading market for the warrants and we do not intend that they will be listed for trading on NYSE American or any other securities exchange or recognized trading system. The warrants will be issued in registered form under a warrant agent agreement with Computershare, as warrant agent.

Will fractional Units be issued upon exercise of subscription rights?

Subscription rights may only be exercised in whole numbers; we will not issue fractional shares or warrants to purchase fractional shares and will round all of the subscription rights down to the nearest whole number. To the extent that rounding occurs, any excess subscription payments received by the subscription agent will be returned as soon as practicable after expiration of the rights offering, without interest or penalty.

What effect will the rights offering have on our outstanding common stock?

On February 22, 2023, 12,732,258 shares of our common stock were outstanding. Assuming no additional shares of common stock are issued by us prior to the expiration of the rights offering, assuming this rights offering is fully subscribed (and without giving effect to the impact of rounding down fractional Units), approximately 19,098,386 shares of our common stock will be issued and outstanding, and warrants to purchase an additional 6,366,129 shares of our common stock will be outstanding. The exact number of shares of common stock and warrants that we will issue in this rights offering will depend on the number of Units that are subscribed for in the rights offering.

How was the subscription price formula determined?

Our board of directors determined the subscription price taking into consideration, among other things, the following factors:

●	the current and historical trading prices of our common stock on the NYSE American;

●	the price at which stockholders might be willing to participate in the rights offering;

●	the value of the warrant being issued as a component of the Unit;

●	our need for additional capital and liquidity;

●	the cost of capital from other sources; and

●	comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

In conjunction with the review of these factors, our board of directors reviewed our history and prospects, including our past and present earnings and cash requirements, our prospects for the future, the outlook for our industry and our current financial condition. Our board of directors believes that the subscription price should be designed to provide an incentive to our current stockholders to participate in the rights offering and exercise their basic subscription right and their over-subscription privilege.

The subscription price does not necessarily bear any relationship to any established criteria for value. You should not consider the subscription price as an indication of actual value of our company or our common stock. We cannot assure you that the market price of our common stock will not decline during or after the rights offering. You should obtain a current price quote for our common stock and perform an independent assessment of our series warrants before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. Once made, all exercises of subscription rights are irrevocable.

Am I required to exercise all of the basic subscription right I receive in the rights offering?

No. You may exercise your basic subscription right for some or all of your subscription rights, or you may choose not to exercise your subscription rights in your sole discretion. If you do not exercise your basic subscription right and the rights offering is completed, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding common stock will decrease as a result of shares being purchased by other stockholders in the rights offering. If you choose not to exercise your basic subscription right in full, your proportionate ownership interest in our company may also decrease. Your percentage ownership of our common stock may also decrease if you do not exercise your basic subscription right in full. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to subscribe to purchase additional shares pursuant to the over-subscription privilege.

How soon must I act to exercise my subscription rights?

Stockholders desiring to exercise their subscription rights will be required to submit payment in full for all of the Units that they wish to purchase under their basic subscription right and over-subscription privilege to the Subscription Agent, by no later than the Expiration Date. If you hold your common stock in the name of a broker, dealer, custodian bank, or other nominee, your nominee may establish a deadline before the Expiration Date by which you must provide it with your instructions to exercise your subscription rights, along with the required subscription payment. Any fractional Units resulting from the exercise of subscription rights, including under the basic subscription right and the over-subscription privilege, will be eliminated by rounding down to the nearest whole number, with the total subscription payment being adjusted accordingly. Any excess subscription payments that stockholders may pay to the Subscription Agent in the rights offering will be returned, without interest or penalty, by the Subscription Agent to the applicable stockholder(s) as soon as practicable following the completion of the rights offering.

The Subscription Rights will expire if they are not exercised by 5:00 p.m., Eastern time, on the Expiration Date. Although our Board may extend the Expiration Date, it currently does not intend to do so. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable.

We may in our sole discretion cancel the Rights Offering at any time and for any reason. If we cancel the Rights Offering, the Subscription Agent will return all subscription payments it has received for the cancelled Rights Offering without interest or penalty.

May I transfer my subscription rights?

No, you may not sell, transfer or assign your subscription rights to anyone else. The subscription rights are non-transferable and we do not intend to list the subscription rights on any securities exchange or include them in any automated quotation system. Therefore, there will be no market for the subscription rights. However, the shares of our common stock issued upon the exercise of the subscription rights will also be listed on the NYSE American under the symbol “VINE.”

Are we requiring a minimum subscription amount to complete the rights offering?

There is no aggregate minimum subscription amount we must receive to complete the rights offering.

Is there any back-stop or standby purchase commitment in place to purchase rights that are not exercised in the offering?

No, there is not a back-stop or standby purchase commitment in place to purchase rights that are not exercised in the rights offering.

Will our directors and executive officers participate in the rights offering?

To the extent they hold common stock as of the Record Date, our directors and executive officers will be entitled to participate in the rights offering on the same terms and conditions applicable to other rights holders. None of our directors or executive officers has entered into any binding commitment or agreement to exercise subscription rights received in the rights offering.

Has the board of directors made a recommendation to stockholders regarding the rights offering?

No. Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Rights holders who exercise subscription rights will incur investment risk on new money invested. We cannot assure you that the market price of our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in this prospectus. See “Risk Factors” for discussion of some of the risks involved in investing in our securities.

How do I exercise my subscription rights?

If you hold your common stock in your name and not through a broker, dealer, bank, or other nominee) on the Record Date and you wish to participate in the rights offering, you must deliver a properly completed and signed subscription rights certificate, together with payment of the subscription price for both your basic subscription right and any over-subscription privilege you elect to exercise, to the subscription agent before 5:00 p.m. Eastern Time, on March 9, 2023. If you are exercising your subscription rights through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents and payment for the shares of common stock subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.

What if my shares are held in “street name”?

If you hold your common stock in the name of a broker, dealer, bank, or other nominee, then your broker, dealer, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. Therefore, you will need to have your record holder act for you.

If you wish to participate in this rights offering and purchase Units, please promptly contact the record holder of your shares. We will ask the record holder, who may be your broker, dealer, bank, or other nominee, to notify you of this rights offering.

What form of payment is required?

You must timely pay the full subscription price pursuant to the exercise of subscription rights by delivering to the subscription agent a cashier’s check, certified check or bank draft that clears before the expiration date or a wire transfer of immediately available funds. Please note that funds paid by uncertified check may take at least five (5) business days to clear. If you decide to pay by means of an uncertified check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time.

When will I receive my new shares of common stock and warrants?

The subscription agent will arrange for the issuance of the common stock and warrants as soon as practicable after the expiration of the rights offering, payment for the Units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected. All shares and warrants that you purchase in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you hold your shares in the name of a broker, dealer, bank, or other nominee, DTC will credit your account with your nominee with the securities you purchase in the rights offering.

After I send in my payment and subscription rights certificate to the subscription agent, may I cancel my exercise of subscription rights?

No. Exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to participate in the rights offering.

How much will Fresh Vine Wine receive from the rights offering?

Assuming the rights offering is fully subscribed for cash, including any over-subscription privilege, we estimate that the net proceeds from the rights offering will be approximately $5.51 million, after deducting fees and expenses payable to the dealer-manager and other estimated offering expenses payable by us, and excluding any proceeds received upon exercise of any warrants. If all warrants included in the Units are exercised for cash, we will receive an additional $7.96 million.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights Units involves buying shares of our common stock and warrants to purchase our common stock and you should consider this investment as carefully as you would consider any other investment. We do not intend to list our warrants on NYSE American and a market for the warrants does not exist. You should carefully consider the risks described under the heading “Risk Factors” for discussion of some of the risks involved in investing in our securities.

Can the board of directors terminate or extend the rights offering?

Yes. Our board of directors may decide to terminate the rights offering at any time and for any reason before the expiration of the rights offering. We also have the right to extend the rights offering for additional periods in our sole discretion for up to an additional 45 days. We do not presently intend to extend the rights offering. We will notify stockholders and the public if the rights offering is terminated or extended by issuing a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering. In the event that we decide to extend the rights offering and you have already exercised your Subscription Rights, your subscription payment will remain with the Subscription Agent until such time as the rights offering closes or is terminated.

Our board of directors also reserves the right to amend or modify the terms of the rights offering in its sole discretion. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will (i) file a post-effective amendment to the registration statement of which this prospectus forms a part, (ii) offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions, and (iii) issue a refund of any money advanced by such stockholder or eligible warrant holder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares. We reserve the right to terminate the offering at any time if, due to market conditions or otherwise, our board of directors deems it advisable not to proceed with the rights offering.

How do I exercise my subscription rights if I live outside the United States?

The subscription agent will hold subscription rights certificates for stockholders having addresses outside the United States. To exercise subscription rights, foreign stockholders must notify the subscription agent and timely follow other procedures described in the section entitled “The Rights Offering — Foreign Stockholders”.

What fees or charges apply if I exercise my subscription rights?

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

What are the U.S. federal income tax consequences of exercising subscription rights?

The U.S. federal income tax consequences of the rights offering will depend on whether the rights offering is part of a “disproportionate distribution.” We intend to take the reporting position that the subscription rights issued to stockholders pursuant to the rights offering (a) are not part of a “disproportionate distribution” and (b) will not be a taxable distribution with respect to your existing securities. The disproportionate distribution rules are complicated, however, and their application is uncertain, and thus we are unable to obtain a definitive tax counsel opinion regarding the application of such rules. The position we are taking is not binding on the Internal Revenue Service (“IRS”) or the courts and it is possible that the IRS could successfully challenge our reporting position and assert that the rights offering is a taxable distribution. You should consult your tax advisor as to the tax consequences of the rights offering in light of your particular circumstances. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences.”

What happens if I choose not to exercise my Subscription Rights?

You are not required to exercise your subscription rights or otherwise take any action in response to this rights offering. If you do not exercise your subscription rights and the rights offering is completed, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding voting stock will decrease because shares will be purchased by other shareholders in the rights offering. Your percentage ownership of our voting stock may also decrease if you do not exercise your basic subscription privilege in full.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by registered mail, return receipt requested or courier service to:

By Mail:	By Courier:
Broadridge Corporate Issuer Solutions, LLC	Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.	Attn: BCIS IWS
P.O. Box 1317	51 Mercedes Way
Brentwood, NY 11717-0718	Edgewood, NY 11717

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

What if I have more questions?

If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the information agent, Broadridge, at (888) 789-8409 or by email at shareholder@broadridge.com.

Who is the dealer-manager?

The Oak Ridge Financial Services Group, Inc. is acting as the sole dealer-manager for the rights offering. Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will provide marketing assistance in connection with the exercise of subscription rights. We have agreed to pay the dealer-manager certain fees for acting as dealer-manager and to reimburse the dealer-manager for certain out-of-pocket expenses incurred in connection with this offering. The dealer-manager is not underwriting or placing any of the subscription rights or the shares of our common stock or warrants being issued in the rights offering and is not making any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), shares of common stock or warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risk factors set forth below, together with the financial and other information contained in or incorporated by reference into this prospectus, including but not limited to under the section entitled “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended December 31, 2022, as amended or supplemented by subsequently filed quarterly reports on Form 10-Q and Current Reports on Form 8-K. Any of these risks could materially and adversely affect our business, financial condition, results of operations, liquidity and cash flows. In such a case, you may lose all or part of your investment. The risks described below and referenced above are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition, results of operations, liquidity and cash flows. If any of the risks or uncertainties described in this prospectus or our SEC filings or any such additional risks and uncertainties actually occur, our business, financial condition or results of operations could be materially and adversely affected, which could cause our actual operating results to differ materially from those indicated or suggested by forward-looking statements made in or incorporated by reference into this prospectus or presented elsewhere by management from time to time. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. Please also see “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Rights Offering and Our Common Stock

The subscription price determined for this rights offering is not necessarily an indication of the value of our Common Stock.

In determining the subscription price, our board of directors considered a number of factors, including, but not limited to, our need to raise capital in the near term to continue our operations, the current and historical trading prices of our common stock, a price that would increase the likelihood of participation in the rights offering, the cost of capital from other sources, the value of the common stock and warrants being issued as components of the Unit, and comparable precedent transactions. The subscription price does not necessarily bear any relationship to any established criteria for value. No valuation consultant or investment banker has opined upon the fairness or adequacy of the subscription price. You should not consider the subscription price as an indication of the value of our company or our common stock.

The rights offering may cause the price of our common stock to decline.

Depending upon the market price of our common stock at the time of our announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock and warrants we could issue if the rights offering is completed, may result in a decrease in the market price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, you may have committed to purchase shares of our common stock at a price greater than the prevailing market price. Further, if a substantial number of subscription rights are exercised and holders of the shares and warrants received in the rights offering choose to sell some or all the shares of common stock, the resulting sales could depress the market price of our common stock.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a shareholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

If you do not exercise your subscription rights in full, your interest in Fresh Vine Wine may be diluted as a result of this rights offering.

If you choose not to exercise your subscription rights, you will retain your current number of shares of our common stock. If other stockholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in our Company will likewise be diluted. Further, the shares issuable upon exercise of the warrants to be issued in the rights offering will dilute the ownership interest of stockholders not participating in the rights offering or holder of warrants who have not exercised them.

Absence of a public trading market for the warrants included in the Units may limit your ability to resell the warrants.

There is no established trading market for the warrants, and we do not expect a market to develop. We do not intend to list the warrants for trading on NYSE American or any other securities exchange or market. Without an active market, we cannot assure you that you will be able to sell or otherwise transfer the warrants and you may not realize any value from the warrants by attempting to sell or otherwise transfer them for consideration.

The market price of our common stock may never exceed the exercise price of the warrants.

The warrants being issued in connection with this rights offering become exercisable upon issuance and will expire five years from the date of issuance. The market price of our common stock may never exceed the exercise price of the warrants prior to their date of expiration. Any warrants not exercised by their date of expiration will expire for no value and we will be under no further obligation to the warrant holder.

We will have considerable discretion over the use of the proceeds of the rights offering. Because our management will have broad discretion over the use of the net proceeds, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We have not determined the amount of net proceeds that we will apply to various corporate purposes. Our board of directors and management will have considerable discretion in the application of the net proceeds from this rights offering, and it is possible that we may allocate the proceeds differently than investors in the rights offering may desire or that we may fail to maximize the return on these proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

USE OF PROCEEDS

Assuming the rights offering is fully subscribed for cash, including any over-subscription privilege, we expect the net proceeds from the sale of the securities that we are offering to be approximately $5.51 million, after deducting fees and expenses payable to the dealer-manager and other estimated offering expenses payable by us, and excluding any proceeds received upon exercise of any warrants.

We intend to use the net proceeds from this rights offering for working capital and general corporate purposes.

If this rights offering is not fully subscribed, we will likely need substantial additional capital in the future. Additional financing may not be available on favorable terms or at all. If additional financing is available, it may be highly dilutive to existing shareholders and may otherwise include burdensome or onerous terms. The Company’s inability to raise additional working capital in a timely manner would negatively impact the ability to fund operations, generate revenues, grow the business and otherwise execute the Company’s business plan, leading to the reduction or suspension of operations and ultimately potentially ceasing operations altogether. Should this occur, the value of any investment in the Company’s securities could be adversely affected.

Our expected use of net proceeds from this rights offering represents our current intentions based upon our present plans and business condition. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including the amount and timing of product revenue and our ability to obtain additional financing. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds. Pending the uses described above, we intend to invest the net proceeds in interest-bearing investment-grade securities or deposits.

DILUTION

If you invest in our Units in this rights offering, you will experience an immediate dilution of the net tangible book value per share of our common stock. The net tangible book value of our common stock as of September 30,2022, was approximately $8.14 million, or approximately $0.64 per share. Net tangible book value per share represents the amount of our total tangible assets (excluding goodwill and intangible assets) less total liabilities, divided by the total number of shares of our common stock outstanding.

Dilution per share of common stock represents the difference between the amount paid by purchasers of Units in this offering and the net tangible book value per share of our common stock immediately following the completion of this rights offering.

After giving effect to the assumed sale of 6,366,129 Units in the rights offering at the subscription price of $1.00 per Unit, after deducting our estimated offering expenses, dealer-manager fees and expenses payable by us, our pro forma net tangible book value as of September 30, 2022 would have been approximately $13.65 million or approximately $0.71 per share. This represents an immediate increase in net tangible book value of approximately $0.08 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $0.29 per share to purchasers in this rights offering, as illustrated by the following table:

Subscription price per Unit	$1.00
Net tangible book value (deficit) per common share as of September 30, 2022	$0.64
Increase in net tangible book value per common share attributable to this rights offering	$0.08
Pro forma net tangible book value per common share as of September 30, 2023 after giving effect to this rights offering	$0.71
Dilution per common share to purchasers in this rights offering	$0.29

The discussion of dilution, and the table quantifying it, assume no exercise of any outstanding options or warrants, or other potentially dilutive securities. The exercise of potentially dilutive securities having an exercise price less than the offering price would increase the dilutive effect to new investors.

The foregoing discussion and table above is based on 12,732,257 shares of common stock outstanding as of September 30, 2022 and excludes the following potentially dilutive securities as of September 30, 2022:

●	74,892 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2021 Equity Incentive Plan, having a weighted average exercise price of $3.02 per share;

●	1,193,413 shares of our common stock available for future grants under our 2021 Equity Incentive Plan;

●	1,500,004 shares that have been reserved for issuance under stock options that have been granted to certain of our founders, having a weighted-average exercise price of $10.00 per share;

●	110,000 shares of our common stock issuable upon the exercise of warrants granted to the underwriters for our initial public offering, having an exercise price of $12.00 per share.

The number of shares of our common stock outstanding immediately after this rights offering also exclude (i) up to 1,030,000 shares of our common stock that may be issued pursuant to agreements with certain of our vendors contingent upon our Company achieving specified revenue-related performance objectives within identified timeframes (see “Certain Relationships And Related Transactions — Stock-based Vendor Compensation Arrangements”), and (ii) an additional 6,366,129 shares of our common stock issuable upon the exercise of warrants to be issued in the rights offering as a component of the Units, assuming the rights offering is fully subscribed. In addition, the number of shares of our common stock outstanding immediately after this rights offering do not reflect (x) the December 2022 forfeiture by two of our officers, directors and founders of a total of 970,000 shares of our common stock held by them, to enable the Company to preserve cash by issuing such number of shares to certain of the Company’s service providing vendors without subjecting the our other stockholders to dilution therefrom, (y) our December 2022 issuance of 970,000 shares of our common stock to such vendors, or (z) the 500,000 Anderson Consulting Shares issued pursuant the Anderson Consulting Share Grant and the corresponding 500,000 share Anderson Consulting-related Forfeitures. See “Prospectus Summary — Recent Developments — Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures.”

To the extent that any of these options or warrants are exercised, these will cause dilution per share to the investors purchasing securities in this rights offering.

RIGHTS OFFERING

The following describes the Rights Offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our Common Stock on the Record Date. If you hold your shares in a brokerage account or through a dealer or other nominee, please also refer to “— Notice to Brokers and Nominees” below.

Subscription Rights

We are distributing, at no charge, to holders of our common stock, non-transferrable subscription rights to purchase up to an aggregate of 6,366,129 Units. Each Unit consists of one share of our common stock and a warrant to purchase one share of our common stock. For each share of our common stock held by a stockholder of the Company as of 4:00 p.m., Eastern Time, on February 22, 2023, the Record Date, such stockholder will receive subscription rights to purchase 0.5 Units at the subscription price equal to $1.00. Subscription rights may only be exercised in whole numbers; we will not issue fractional Units upon exercise of subscription rights and, to the extent that the number of subscription rights that are distributed to you on the Record Date is not a whole number, the Units issuable upon exercise of the subscription rights will be rounded down to the nearest whole share for purposes of determining the number of Units for which you may subscribe. The Units will separate upon the closing of the rights offering and will be issued separately; however, they may only be purchased as a Unit and the Unit will not trade as a separate security.

Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $1.25 per share, subject to adjustment. The warrants will be immediately exercisable and will expire five years from the date of issuance. The warrants will be exercisable for cash and, solely during any period when a registration statement for the exercise of the warrants is not in effect, on a cashless basis.

Each subscription right entitles the rights holder to a basic subscription right and an over-subscription privilege.

Basic Subscription Right

For each whole subscription right that you hold, you will have a basic subscription right to buy from us one Unit, comprised of one share of common stock and a warrant to purchase one shares of our common stock, at the subscription price of $1.00 per Unit. For example, if you owned 100 shares of common stock on the Record Date, you will receive 100 subscription rights to purchase 100 shares of common stock and warrants to purchase 100 shares of common stock for a total payment of $100. You may exercise your basic subscription right for some or all of your subscription rights, or you may choose not to exercise your subscription rights in your sole discretion. If you do not exercise your basic subscription right in full, you will not be entitled to exercise your over-subscription privilege.

Over-Subscription Privilege

If you exercise all of the subscription rights distributed to you pursuant to the basic subscription right, you will also have the opportunity to purchase additional shares not purchased by other stockholders pursuant to their basic subscription right at the same subscription price per Unit that applies to the basic subscription right.

We will be able to satisfy your exercise of the over-subscription privilege only if other holders of subscription rights do not elect to purchase all of the shares offered under their basic subscription right. We will satisfy requests to exercise the over-subscription privilege to the extent sufficient Units are available following the exercise of rights under the basic subscription right. If the number of Units requested by all holders exercising the over-subscription privilege is less than the total number of Units available, then each holder of subscription rights exercising the over-subscription privilege will receive the total number of Units requested.

If there are not enough Units available to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available Units pro rata among the stockholders exercising their over-subscription privileges. With respect to any individual stockholder, “pro rata” means the percentage of our issued and outstanding shares of common stock that such stockholder owned, beneficially or of record, as of the Record Date, relative to the number of shares owned on the Record Date by all rights holders exercising the over-subscription privilege. If this pro-rata allocation results in any rights holders receiving a greater number of Units than the rights holder subscribed for pursuant to the exercise of the over-subscription privilege, then such record holder will be allocated only that number of Units for which the record holder subscribed, and the remaining Units will be allocated among all other rights holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated.

To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. See “The Rights Offering — Over-Subscription Privilege.” To the extent you properly exercise your over-subscription privilege for a number of Units that exceeds the number of unsubscribed Units available to you, any excess subscription payments will be returned to you as soon as practicable after the expiration of the rights offering, without interest or penalty.

Our subscription agent for the rights offering will determine the over-subscription allocation based on the formula described above.

We can provide no assurances that you will actually be entitled to purchase the number of Units issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any requests for Units pursuant to the over-subscription privilege if all of our stockholders exercise their basic subscription right in full, and we will only honor an over-subscription privilege to the extent sufficient Units are available following the exercise of basic subscription right.

Determination of Subscription Price

The subscription price is $1.00 per Unit. The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.

In the determining the subscription price, our board of directors considered a variety of factors including those listed below:

●	the current and historical trading prices of our common stock on the NYSE American;

●	the price at which stockholders might be willing to participate in the rights offering;

●	the value of the warrant being issued as a component of the Unit;

●	our need for additional capital and liquidity;

●	the cost of capital from other sources; and

●	comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

In conjunction with the review of these factors, our board of directors reviewed our history and prospects, including our past and present earnings and cash requirements, our prospects for the future, the outlook for our industry and our current financial condition. Our board of directors believes that the subscription price should be designed to provide an incentive to our current stockholders to participate in the rights offering and exercise their basic subscription right and their over-subscription privilege.

The subscription price does not necessarily bear any relationship to any established criteria for value. You should not consider the subscription price as an indication of actual value of our company or our common stock. We cannot assure you that the market price of our common stock will not decline during or after the rights offering. You should obtain a current price quote for our common stock and perform an independent assessment of our series warrants before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. Once made, all exercises of subscription rights are irrevocable.

Non-Transferability of Subscription Rights

The subscription rights are non-transferable (other than by operation of law) and, therefore, you may not sell, transfer, assign or give away your subscription rights to anyone. The subscription rights will not be listed for trading on any stock exchange or market. Therefore, there will be no market for the subscription rights. However, the shares of our common stock issued upon the exercise of the subscription rights will also be listed on the NYSE American under the symbol “VINE.”

Expiration Date; Extension

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m. Eastern Time, on March 9, 2023, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to sell Units to you if the subscription agent receives your subscription rights statement or your subscription payment after that time. We have the option to extend the rights offering in our sole discretion, for a period not to exceed 45 days, although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m. Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before 5:00 p.m. Eastern Time, on March 9, 2023, which is the expiration date that we have established for the rights offering.

Termination

We may terminate the rights offering at any time and for any reason prior to the completion of the rights offering. If we terminate the rights offering, we will issue a press release notifying stockholders and the public of the termination.

Return of Funds upon Completion or Termination

The subscription agent will hold funds received in payment for Units in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is terminated. You will not be able to rescind your subscription. Any excess subscription payments, including refunds resulting from will be returned to you as soon as practicable after the expiration of the rights offering, without interest or penalty. If the rights offering is terminated for any reason, all subscription payments received by the subscription agent will be returned as soon as practicable, without interest or penalty.

Methods for Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be canceled or modified. You may exercise your subscription rights as follows:

Subscription by Record Holders

To exercise your basic subscription right and your over-subscription privilege, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of our common stock for which you are subscribing, including any shares you subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent at the address set forth under “The Rights Offering — Subscription and Information Agent” below, on or prior to the Expiration Date.

Subscription by Beneficial Owners

If you are a beneficial owner of our common stock that are registered in the name of a broker, dealer, custodian bank, or other nominee, you will not receive a subscription rights certificate. Instead, we will issue subscription rights to such nominee record holder. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for Units in the rights offering and follow the instructions provided by your nominee.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires.

Your subscription rights will not be considered exercised unless the subscription agent actually receives from you, your broker, custodian, bank or other nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., Eastern time, on the expiration date of this rights offering (unless otherwise extended by us).

Payment Method

You must timely pay the full subscription payment, in U.S. currency, for the full number of shares of Units you wish to acquire pursuant to the exercise of subscription rights (including any exercise of the over-subscription privilege) by delivering a:

●	Cashier’s check, certified check or bank draft drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, LLC”; or

●	Wire transfer of immediately available funds directly to the account maintained by the subscription agent.

You should read the instruction letter accompanying the subscription rights statement carefully and strictly follow it. Do not send subscription rights statements or payments directly to us. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights statement and payment of the full subscription amount.

The method of delivery of subscription rights statements and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those statements and payments by registered mail, properly insured, with return receipt requested, or by overnight courier, and that you allow a sufficient number of days to ensure delivery to the subscription agent before the rights offering expires.

Clearance of Uncertified Checks

If you are paying by uncertified check, please note that payment will not be deemed to have been received by the Subscription Agent until the check has cleared, which could take at least five or more business days. If you wish to pay the Subscription Price by uncertified check, we urge you to make payment sufficiently in advance of the time the Rights Offering expires to ensure that your payment is received by the Subscription Agent and clears by the Expiration Date. We urge you to consider using a certified or cashier’s check drawn upon a U.S. bank.

Subscription and Information Agent

The subscription agent for this rights offering is Broadridge Corporate Issuer Solutions, LLC The address to which subscription rights statements and payments should be mailed or delivered by overnight courier is provided below.

By Mail:	By Courier:
Broadridge Corporate Issuer Solutions, LLC	Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.	Attn: BCIS IWS
P.O. Box 1317	51 Mercedes Way
Brentwood, NY 11717-0718	Edgewood, NY 11717

If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent before the rights offering expires.

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for Units or for additional copies of this prospectus to the information agent at the following address and telephone number:

By Mail:	By Courier:
Broadridge Corporate Issuer Solutions, LLC	Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.	Attn: BCIS IWS
P.O. Box 1317	51 Mercedes Way
Brentwood, NY 11717-0718	Edgewood, NY 11717
(888) 789-8409	(888) 789-8409

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the subscription rights certificate or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor the subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

The payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

Issuance of Common Stock and Warrants

The shares of common stock and warrants that are purchased in the rights offering as part of the Units will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the rights offering.

No Fractional Shares

Subscription rights may only be exercised in whole numbers; we will not issue fractional shares or warrants to purchase fractional shares and will round all of the subscription rights down to the nearest whole number. To the extent that rounding occurs, any excess subscription payments received by the subscription agent will be returned as soon as practicable after expiration of the rights offering, without interest or penalty .

Warrant Agent

The warrant agent for the warrants is Computershare Trust Company, N.A.

Notice to Brokers and Nominees

If you are a broker, dealer, bank, or other nominee holder that holds shares of our common stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. If a beneficial owner of our stock so instructs, you should complete the subscription rights statement and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “nominee holder certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions are irrevocable; we will not accept any alternative, conditional, or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the expiration date of the rights offering, unless we waive them in our sole discretion. Neither we nor the Subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when the subscription agent receives a properly completed and duly executed subscription rights statement and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock issued in the rights offering until such shares of common stock are issued in book-entry form or your account at your broker, dealer, bank, or other nominee is credited with the shares of our common stock. Holders of warrants issued in connection with the rights offering will not have rights as holders of our common stock until such warrants are exercised and the shares of common stock underlying the warrants are issued to the holder.

Foreign Stockholders

We will not mail this prospectus or any subscription rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these subscription rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 5:00 p.m. Eastern Time, on March 6, 2023, the third business day prior to the expiration date, of your exercise of subscription rights and provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction in which such stockholder resides and payment by a U.S. bank in U.S. dollars before the expiration of the offer. If no notice is received by such time or the evidence presented is not satisfactory to us, the subscription rights represented thereby will expire.

No Revocation or Change

Once you submit the subscription rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, we do not believe holders of shares of our common stock or Underwriter Warrants should recognize income or loss upon receipt or exercise of a subscription right. See “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Rights holders who exercise subscription rights will incur investment risk on new money invested. We cannot assure you that the market price of our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in this prospectus. See “Risk Factors” for discussion of some of the risks involved in investing in our securities.

Purchase Commitment

We have not entered into any standby purchase arrangement or similar arrangement in connection with this rights offering.

Shares of Our Common Stock and Warrants Outstanding After the Rights Offering

As of September 30, 2022, 12,732,257 shares of our common stock were issued and outstanding. Assuming no additional equity securities are issued by us prior to consummation of the rights offering, and assuming the rights offering is fully subscribed, upon completion of the rights offering, we will have 19,098,386 shares of common stock outstanding. The exact number of shares of common stock that will be issued and outstanding after the rights offering will depend on the number of Units that are purchased in the rights offering. The number of shares of our common stock outstanding immediately after this rights offering, as set forth above, excludes the following potentially dilutive securities as of September 30, 2022:

●	74,892 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2021 Equity Incentive Plan, having a weighted average exercise price of $3.02 per share;

●	1,193,413 shares of our common stock available for future grants under our 2021 Equity Incentive Plan;

●	1,500,004 shares that have been reserved for issuance under stock options that have been granted to certain of our founders, having a weighted-average exercise price of $10.00 per share; and

●	110,000 shares of our common stock issuable upon the exercise of warrants granted to the underwriters for our initial public offering, having an exercise price of $12.00 per share.

The number of shares of our common stock outstanding immediately after this rights offering also exclude (i) up to 1,030,000 shares of our common stock that may be issued pursuant to agreements with certain of our vendors contingent upon our Company achieving specified revenue-related performance objectives within identified timeframes (see “Certain Relationships And Related Transactions — Stock-based Vendor Compensation Arrangements”), and (ii) an additional 6,366,129 shares of our common stock issuable upon the exercise of warrants to be issued in the rights offering as a component of the Units, assuming the rights offering is fully subscribed. In addition, the number of shares of our common stock outstanding immediately after this rights offering do not reflect (x) the December 2022 forfeiture by two of our officers, directors and founders of a total of 970,000 shares of our common stock held by them, to enable the Company to preserve cash by issuing such number of shares to certain of the Company’s service providing vendors without subjecting the our other stockholders to dilution therefrom, (y) our December 2022 issuance of 970,000 shares of our common stock to such vendors, or (z) the 500,000 Anderson Consulting Shares issued pursuant the Anderson Consulting Share Grant and the corresponding 500,000 share Anderson Consulting-related Forfeitures. See “Prospectus Summary — Recent Developments — Janelle Anderson Litigation Settlement and Related Founder Share Forfeitures.”

Fees and Expenses

Neither we, nor the subscription agent, will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a custodian bank, broker, dealer or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer or nominee.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the certain material U.S. federal income tax consequences of the receipt, exercise and expiration of the subscription rights, the ownership and disposition of shares of our common stock and warrants received upon exercise of the subscription rights, and the ownership and disposition of our common stock acquired upon exercise of our warrants. This summary is based upon the provisions of the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof and all of which are subject to change or to different interpretation, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurances that the IRS or a court will agree with such statements and conclusions.

This summary does not purport to be a complete analysis of all the potential tax considerations relating to the subscription rights. In addition, this summary does not address the tax considerations arising under U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. This discussion does not address all tax considerations that may be applicable to a holder’s particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies and other financial institutions;

●	tax-exempt entities, tax-exempt or government organizations;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than 5% of our capital stock;

●	certain U.S. expatriates, citizens or former long-term residents of the United States;

●	U.S. Persons whose “functional currency” is not the U.S. dollar;

●	persons who hold any subscription right as a position in a hedging transaction, “straddle,” “conversion transaction,” constructive sale, synthetic security, other integrated investment or other risk reduction transaction;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

●	persons deemed to sell any subscription right or share of common stock under the constructive sale provisions of the Code;

●	pension plans;

●	foreign or domestic partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in such entities;

●	real estate investment trusts or regulated investment companies;

●	personal holding companies or grantor trusts;

●	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	foreign sovereigns;

●	controlled foreign corporations;

●	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; and

●	persons that acquire any subscription right as compensation for services.

If a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds any subscription right, the tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold any subscription right, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the receipt, exercise and expiration of the subscription rights and the ownership and disposition of our common stock acquired upon exercise of the subscription rights.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

For purposes of this discussion, a “U.S. Person” means a beneficial owner of any subscription right that is:

●	An individual who is a citizen or resident of the United States;

●	A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia;

●	An estate whose income is subject to U.S. federal income tax regardless of its source; or

●	A trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. Per-sons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person.

EACH HOLDER OF SHARES OF OUR STOCK IS STRONGLY URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF THE SUBSCRIPTION RIGHTS AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF THE SUBSCRIPTION RIGHTS.

Tax Considerations Applicable to U.S. Persons

Receipt of Subscription Rights

Although the authorities governing transactions such as the rights offering are complex and do not directly address consequences of certain aspects of the rights offering or the distribution of subscription rights and the effects of the over-subscription privilege, we do not believe the receipt of subscription rights by a U.S. Person pursuant to the rights offering should be treated as a taxable distribution with respect to such U.S. Person’s existing shares of our stock for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Code, in general, the receipt by a U.S. stockholder of a right to acquire stock should not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) of the Code is subject to certain exceptions in Section 305(b) of the Code, which include “disproportionate distributions.” A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits. We may have outstanding options and warrants that could cause, under certain circumstances that cannot currently be predicted (such as a failure to properly adjust the option price in connection with a stock distribution), the receipt of subscription rights pursuant to this rights offering to be part of a disproportionate distribution, as contemplated in Section 305(b) of the Code.

Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the IRS or the courts. If our tax position concerning the rights offering is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a “disproportionate distribution” described above or otherwise, the fair market value of the subscription rights will be taxable to holders of our stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, for the taxable year in which the subscription rights are distributed. Any excess will be treated as a tax-free return of your basis in the stock up to the amount of such basis with any additional amount treated as capital gain.

The following discussion assumes the treatment of the subscription rights issuance is a non-taxable distribution with respect to a U.S. Person’s existing shares of our stock for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights a U.S. person receives is less than 15% of the fair market value of its existing shares of our stock (with respect to which the subscription rights are distributed) on the date the U.S. Person receives the subscription rights, the subscription rights will be allocated a zero dollar basis for U.S. federal income tax purposes, unless the U.S. person elects to allocate its basis in its existing shares of our stock between its existing shares of our stock and the subscription rights in proportion to the relative fair market values of the existing shares of our stock and the subscription rights, determined on the date of receipt of the subscription rights. If a U.S. Person chooses to allocate basis between its existing shares of our stock and the subscription rights, then such U.S. Person must make this election on a statement included with its timely filed tax return (including extensions) for the taxable year in which such U.S. Person receives the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights received by a U.S. Person is 15% or more of the fair market value of its existing shares of our stock on the date that such U.S. Person receives the subscription rights, then such U.S. Person must allocate its basis in its existing shares of our stock between those shares and the subscription rights received by the U.S. Person in proportion to their fair market values determined on the date the U.S. Person receives the subscription rights.

The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our shares of stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Holders of shares of our stock should consult with their own tax advisors regarding their tax basis in shares of our stock and subscription rights received.

Exercise of Subscription Rights

Generally, a U.S. Person will not recognize gain or loss upon the exercise of a subscription right acquired in the rights offering. A U.S. holder’s adjusted tax basis, if any, in the subscription right plus the subscription price should be allocated between the share of common stock and the warrant acquired upon exercise of the subscription right. The tax basis in the stock upon which the subscription rights were issued which is allocated to the subscription rights under the prior paragraph should be further allocated between the share of common stock and the warrant acquired upon exercise of the subscription right in proportion to their relative fair market values on the date the subscription rights were distributed. The subscription price should be allocated between the share of common stock and the warrant acquired upon exercise of the subscription right in proportion to their relative fair market values on the exercise date. These allocations will establish the U.S. holder’s initial tax basis for U.S. federal income tax purposes in the shares of common stock and warrants received upon exercise of such U.S. holder’s subscription right. The holding period of a share of common stock or a warrant acquired upon exercise of a subscription right in the rights offering will begin on the date of exercise.

If, at the time of the receipt or exercise of the subscription right, the U.S. holder no longer holds the stock with respect to which the subscription right was distributed, then certain aspects of the tax treatment of the receipt and exercise of the subscription right are unclear, including (1) the allocation of the tax basis between the shares of our stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our stock previously sold, and (3) the impact of such allocation on the tax basis of the shares of our common stock and warrants acquired upon exercise of the subscription right. If a U.S. holder exercises a subscription right received in the rights offering after disposing of shares of our stock with respect to which the subscription right is received, the U.S. holder should consult its own tax advisor.

Expiration of Subscription Rights

If the receipt of the subscription rights by a U.S. Person is not taxable and such U.S. Person allows subscription rights received in the rights offering to expire, then such U.S. Person should not recognize any gain or loss for U.S. federal income tax purposes. In such case, the U.S. Person should re-allocate any portion of the tax basis in its existing stock previously allocated to the subscription rights that have expired to the existing stock.

Distributions on Common Stock

Distributions with respect to shares of our common stock acquired upon exercise of the warrants will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purpose.

Dividend income received by certain non-corporate holders with respect to shares of our common stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, provided that the U.S. holder meets applicable holding period and other requirements. Subject to similar exceptions for short-term and hedged positions, dividend income on our shares of common stock paid to holders that are domestic corporations generally will qualify for the dividends-received deduction. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of our common stock and thereafter as capital gain.

Disposition of Common Stock

A U.S. holder that sells or otherwise disposes of shares of common stock in a taxable transaction will generally recognize capital gain or loss equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period for such shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate holder is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Disposition, Exercise or Expiration of Warrants

Upon the sale or other taxable disposition of a warrant (other than by exercise) received upon exercise of a subscription right, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. holder’s adjusted tax basis in the warrant. A U.S. holder’s adjusted tax basis in a warrant will generally equal its initial tax basis (discussed above under “— Exercise of Subscription Rights”), as adjusted for any constructive dividends on the warrant described below. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such warrant is more than one year at the time of the sale or other taxable disposition. The deductibility of capital losses is subject to certain limitations.

A U.S. holder will not be required to recognize income, gain or loss upon exercise of a warrant received upon exercise of a subscription right. A U.S. holder’s tax basis in a share of our common stock received upon exercise of the warrants for cash will be equal to the sum of (1) the U.S. holder’s tax basis in the warrants exchanged therefor and (2) the exercise price of such warrants. A U.S. holder’s holding period in the shares of our common stock received upon exercise will commence on the day after such U.S. holder exercises the warrants.

In certain circumstances, the warrants will be exercisable on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a warrant on a cashless basis, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the common stock received.

If a warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to such holder’s adjusted tax basis in the warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. holder’s holding period in such warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Constructive Dividends on Warrants

If at any time during the period in which a U.S. holder holds warrants received upon exercise of a subscription right, we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of our warrants, the exercise price of the warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. holder of the warrants to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make appropriate adjustments), or there is an adjustment to the number of common shares that will be issued on exercise of the warrants, such adjustments may also result in the deemed payment of a taxable dividend to a U.S. holder. U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the exercise price of the warrants.

Information Reporting and Backup Withholding

A U.S. Person may be subject to information reporting and backup withholding when such U.S. Person receives dividend payments (including constructive dividends) or receives proceeds from the sale or other taxable disposition of the warrant, shares of our common stock acquired through the exercise of subscription rights or shares of our common stock acquired through the exercise of the warrants. Backup withholding (currently at the rate of 24%) may apply to U.S. Persons under certain circumstances if such U.S. Person (i) fails to furnish a correct social security or other taxpayer identification number, or TIN, (ii) fails to report interest or dividends properly or (iii) fails to provide a certified statement on IRS Form W-9, signed under penalty of perjury, that (A) such U.S. Person is a U.S. Person for U.S. federal income tax purposes, (B) the TIN provided is correct and (C) such U.S. Person has not been notified by the IRS that such U.S. Person is subject to backup withholding. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and certain financial institutions, provided that they demonstrate this fact, if requested. Each U.S. Person is urged to consult its own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” or “is a beneficial owner of shares of our stock, warrants or subscription rights, as the case may be, that is neither a U.S. Person nor an entity treated as a partnership for U.S. federal income tax purposes.

Receipt, Exercise and Expiration of the Subscription Rights

The discussion assumes that the receipt of subscription rights will be treated as a nontaxable distribution. See “— Tax Considerations Applicable to U.S. Persons — Receipt of Subscription Rights” above. In such case, non-U.S. holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise or expiration of the subscription rights.

Exercise of Warrants

A non-U.S. holder will not be subject to U.S. federal income tax on the cash exercise of warrants into shares of our common stock. As discussed above in “— Tax Considerations Applicable to U.S. Persons — Disposition, Exercise or Expiration of Warrants,” the U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear. Non-U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a warrant on a cashless basis, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the common stock received.

Constructive Dividends on Warrants

If at any time during the period in which a non-U.S. holder holds warrants we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of the warrants, the exercise price of the warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a non-U.S. holder to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make appropriate adjustments), or there is an adjustment to the number of common shares that will be issued on exercise of the warrants, such adjustments may also result in the deemed payment of a taxable dividend to a non-U.S. holder. Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the warrants.

Distributions on Common Stock

If we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our warrants or common stock. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (1) an applicable income tax treaty or (2) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above, and subject to the discussion below on backup withholding and foreign accounts), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Disposition of Warrants or Common Stock

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our warrants or common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our warrants or common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to distributions on our warrants or common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder timely certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on our warrants and common stock to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of our warrants or common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of our warrants or common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner timely certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise timely establishes an exemption. Proceeds of a disposition of our warrants or common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our warrants or common stock, or gross proceeds from the sale or other disposition of our warrants or common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable U.S. Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends) and, subject to the proposed Treasury Regulations discussed below, proceeds from sales or other dispositions of our stock or warrants. The U.S. Department of the Treasury has proposed regulations which eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. Withholding agents may rely on the proposed Treasury Regulations until final regulations are issued. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

AS INDICATED ABOVE, THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND SHOULD NOT BE VIEWED AS COMPLETE OR COMPREHENSIVE TAX ADVICE. HOLDERS RECEIVING A DISTRIBUTION OF SUBSCRIPTION RIGHTS CONTEMPLATED IN THIS RIGHTS OFFERING AND HOLDERS CONSIDERING THE ACQUISITION OF OUR COMMON STOCK AND WARRANTS BY EXERCISING SUCH SUBSCRIPTION RIGHTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. LAWS TO THEM.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, as well as to the applicable provisions of the Nevada Revised Statutes. Under this “Description of Capital Stock,” “we,” “us,” “our” “Fresh Vine Wine,” “Fresh Vine” and “our Company” refer to Fresh Vine Wine, Inc.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Voting rights. Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights. Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, the Nevada Revised Statutes, our articles of incorporation or bylaws. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Dividend rights. Holders of common stock will share ratably (based on the number of shares of common stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any preferential or other rights of any outstanding preferred stock.

Liquidation rights. upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, each holder of common stock will be entitled to a pro rata distribution of any assets available for distribution to common stockholders.

Other matters. No shares of common stock will be subject to redemption or have preemptive rights to purchase additional shares of common stock. Holders of shares of our common stock do not have subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock.

Warrants Included in Units Issuable in Rights Offering

The warrants to be issued as a part of this rights offering will be separately transferable following their issuance and through their expiration five years from the date of issuance. Each warrant will entitle the holder to purchase one share of our common stock at an exercise price of $1.25 per share from the date of issuance through its expiration. There is no public trading market for the warrants and we do not intend that they will be listed for trading on NYSE American or any other securities exchange or market. The common stock underlying the warrants, upon issuance, will also be traded on NYSE American under the symbol “VINE.”

All warrants that are purchased in the rights offering as part of the Units will be issued in book-entry, or uncertificated, form meaning that you will receive a DRS account statement from our transfer agent reflecting ownership of warrants if you are a holder of record. The subscription agent will arrange for the issuance of the warrants as soon as practicable after the closing. At closing, all prorating calculations and reductions contemplated by the terms of the rights offering will have been effected and payment to us for the subscribed-for Units will have cleared. If you hold your shares of common stock in the name of a bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the warrants you purchased in the rights offering. The warrants will be issued pursuant to a warrant agent agreement by and between us and Computershare Trust Company, N.A., the warrant agent.

Exercisability

Each warrant will be exercisable at any time and will expire five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of our common stock purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. If we effect a merger, consolidation, sale of substantially all of our assets, or other similar transaction, then, upon any subsequent exercise of a warrants, the warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon exercise in full of the warrant.

Cashless Exercise

If at any time there is no effective registration statement registering, or the prospectus contained therein is not available for issuance of, the shares issuable upon exercise of the warrant, the holder may exercise the warrant on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Exercise Price

Each warrant represents the right to purchase one share of common stock at an exercise price of $1.25 per share. In addition, the exercise price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations, or reclassifications, and for certain dilutive issuances.

Fundamental Transactions

In the event of a fundamental transaction, as described in the warrants and generally including, with certain exceptions, our consolidation or merger with or into another person, our sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, the completion of a purchase, tender or exchange offer for our common stock, or any reorganization, recapitalization or reclassification of our common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws and restrictions, a holder may transfer a warrant upon surrender of the warrant to us with a completed and signed assignment in the form attached to the warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

Rights as Stockholder

Except as set forth in the warrant, the holder of a warrant, solely in such holder’s capacity as a holder of a warrant, will not be entitled to vote, to receive dividends, or to any of the other rights of our stockholders.

Amendments and Waivers

The provisions of each warrant may be modified or amended or the provisions thereof waived with the written consent of us and the holder.

Anti-takeover Effects of our Charter Documents and under Nevada Law

Our Articles of Incorporation and Bylaws

Our articles of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor.

These provisions include:

●	No cumulative voting. The Nevada Revised Statutes provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the articles of incorporation specifically authorizes cumulative voting. Our articles of incorporation do not authorize cumulative voting. As such, the combination of the present concentration of share ownership within a few stockholders and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors.

●	Advance notice procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.

●	Actions by written consent; special meetings of stockholders. Our articles of incorporation provide that stockholder action can be taken only at an annual or special meeting of stockholders, or by written consent in lieu of a meeting. Our bylaws also provide that special meetings of the stockholders can only be called by the chairman of the board of directors, the chief executive officer, the president, or in their absence or disability, by any vice president, or by the board of directors (by action of a majority of the directors).

●	Authorized but unissued shares. Our authorized but unissued shares of common and preferred stock will be available for future issuance without stockholder approval. The existence of authorized but unissued shares of preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-takeover Effects under Nevada Law

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

●	20% or more but less than 33-1/3%;

●	33-1/3% or more but less than or equal to 50%; or

●	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

●	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

●	does business in Nevada directly or through an affiliated corporation.

To the extent that these provisions apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholders

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. To the extent that these provisions apply to us, they may have the effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

●	The highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

●	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

●	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation:

●	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

●	having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

●	representing 10% or more of the earning power or net income of the corporation.

Removal of Directors

The Nevada Revised Statutes provides that a director may be removed from office only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. As such, it may be more difficult for stockholders to remove directors due to the fact the Nevada Revised Statutes requires greater than majority approval of the stockholders for such removal.

Exclusive Forum Selection

Under our bylaws, and unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (or, if that court does not have jurisdiction, the federal district court for the District of Nevada or other state courts of the State of Nevada) shall, to the fullest extent permitted by law, be the exclusive forums for (a) any derivative action or proceeding brought in the name or right of the Company or on the Company’s behalf, (b) any action asserting or based upon a claim of breach of any duty owed by any director, officer, employee or agent of the Company to the Company or to the Company’s stockholders, (c) any action or assertion of a claim arising pursuant to any provision of Chapter 78 or Chapter 92A of the Nevada Revised Statutes or the Company’s articles of incorporation or bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Company’s articles of incorporation or bylaws or (e) any action asserting a claim against the Company governed by the internal affairs doctrine.

Notwithstanding the foregoing, our bylaws provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, a court may determine that this provision is inapplicable (including as a result of the above exclusions) or unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Corporate Opportunities

Our articles of incorporation provide that we renounce any interest or expectancy in the business opportunities of Nechio & Novak, LLC and of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer.

Limitations on Liability and Indemnification of Directors and Officers

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its articles of incorporation and bylaws for the indemnification of its officers and directors against expenses, judgments, fines and amounts paid in settlement actually and reasonably necessarily incurred in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe their conduct was unlawful. We have also entered into customary indemnification agreements with each of our directors and officers that provide them, in general, with customary indemnification in connection with their service to us or on our behalf. We also maintain officers’ and directors’ liability insurance that insures against liabilities that our officers and directors may incur in such capacities.

The Company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

The above discussion of our articles of incorporation, bylaws and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such articles of incorporation, bylaws and applicable Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE American under the symbol “VINE” and began trading on December 14, 2021. Prior to that date, there was no public trading market for our common stock.

PLAN OF DISTRIBUTION

As soon as practicable after February 22, 2023, we will distribute the subscription rights, rights certificates and this prospectus to persons who were holders of our common stock at 4:00 p.m., Eastern Time, on February 22, 2023, the Record Date for the rights offering. If your stock is held in the name of a custodian bank, broker, dealer or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, and subscription payment to the subscription agent at the address provided below. Do not send or deliver these materials to the Company.

By Mail:	By Courier:
Broadridge Corporate Issuer Solutions, LLC	Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS Re-Organization Dept.	Attn: BCIS IWS
P.O. Box 1317	51 Mercedes Way
Brentwood, NY 11717-0718	Edgewood, NY 11717

If you have any questions, you should contact our information agent, Broadridge, toll free at (888) 789-8409.

Other than as described in this prospectus, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying securities.

The Oak Ridge Financial Services Group, Inc. will act as dealer-manager for the rights offering. The dealer-manager will provide financial advice (including determining the subscription price and the structure of the rights offering) and marketing services to us in connection with this offering, including but not limited to solicitation, negotiation and closing services, and contacting new potential investors, and will use its best efforts to inform investors of their subscription rights. The dealer-manager will provide us with updated investor feedback and recommendations on pricing and structure through to the end of the subscription period. The dealer- manager is not underwriting or placing any of the subscription rights or the shares of our common stock or warrants being issued in this offering and do not make any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), shares or warrants.

In connection with this rights offering, we paid the dealer-manager a $25,000 non-refundable advisory fee and have agreed to pay the dealer-manager a cash fee equal to 8.0% of the gross proceeds received by us directly from exercises of the subscription rights. We have also agreed to reimburse reasonable and documented out-of-pocket expenses of the dealer-manager, including fees and expenses of outside counsel, up to $85,000. The Company may also pay the costs of background checks on senior management in an amount of up to $5,000.

We have also agreed to indemnify the dealer-manager and its affiliates against certain liabilities arising under the Securities Act. The dealer-manager’s participation in this offering is subject to customary conditions contained in the dealer-manager agreement, including the receipt by the dealer-manager of an opinion of our counsel. The dealer-manager and its affiliates may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities.

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock and do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Instead, we currently plan to retain any earnings to finance the growth of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on our financial condition, results of operations and capital requirements as well as other factors deemed relevant by our board of directors.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Maslon LLP, 90 South 7th Street, Suite 3300, Minneapolis, Minnesota. The dealer-manager is being represented by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

EXPERTS

The financial statements as of December 31, 2022 and 2021 and for the years then ended, incorporated by reference in this prospectus have been so incorported in reliance on the report of Wipfli LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. The SEC maintains an internet website that contains reports, proxy statements, and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at https://www.freshvinewine.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	our annual report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023;

●	our current reports on Form 8-K and any and all amendments thereto, filed with the SEC on January 27, 2023, February 22, 2023, March 15, 2023, and March 22, 2023 (in each case other than portions of those documents, if any, deemed to be furnished and not filed); and

●	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, on December 9, 2021, and any other amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement (or post-effective amendment thereto) and prior to the effectiveness of the registration statement (or post-effective amendment thereto), but excluding any information deemed furnished and not filed with the SEC.

We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. You should direct any written requests for documents to Fresh Vine Wine, Inc., Attention: Chief Financial Officer, Fresh Vine Wine, Inc., 11500 Wayzata Blvd., #1147, Minnetonka, MN 55305. You may also telephone us at (855) 766-9463.

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://www.freshvinewine.com. Except for the specific incorporated documents listed above, the information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus or the registration statement of which it forms a part.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Subscription Rights to Purchase Up to 6,366,129 Units
Consisting of up to 6,366,129 Shares of Common Stock
and Warrants to Purchase up to 6,366,129 Shares of Common Stock
at a Subscription Price of $1.00 per Unit

FRESH VINE WINE, INC.

PROSPECTUS

Dealer Manager

OAK RIDGE FINANCIAL

The date of this prospectus is                 , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the securities being registered under this registration statement. All amounts shown are estimates except for the U.S. Securities and Exchange Commission (the “SEC”), registration fee and the FINRA filing fee.

Expense	Amount
SEC Registration Fee	$1,611.68
Accounting Fees and Expenses	30,000.00
Legal Fees and Expenses	150,000.00
Dealer-Manager Advisory Fee	25,000
Reimbursement of Dealer-Manager Expenses	85,000
Miscellaneous Fees and expenses	53,838.32
Total	$345,000.00

Item 14.  Indemnification of Directors and Officers.

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Registrant’s articles of incorporation and bylaws provide for the indemnification of its officers and directors against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe their conduct was unlawful. The Registrant has also entered into customary indemnification agreements with each of its directors and officers that provide them, in general, with customary indemnification in connection with their service to the Registrant or on the Registrant’s behalf. The Registrant also maintains officers’ and directors’ liability insurance that insures against liabilities that its officers and directors may incur in such capacities.

The Registrant’s articles of incorporation limits or eliminates the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes. The above discussion of our articles of incorporation, bylaws and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such articles of incorporation, bylaws and applicable Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

Since our inception on May 8, 2019, we have issued unregistered securities to a limited number of persons as described below:

In May 2019, in connection with the formation of the Company, we issued 900,000 units representing membership interests in Fresh Grapes, LLC to Nechio & Novak, LLC for nominal consideration, which represents 5,574,086 shares on a post-LLC Conversion basis. The unit amount gives effect to a 10,000-for-one unit split that occurred in March 2021.

In June 2019, we entered into a consulting engagement letter with our winemaker. As partial compensation for our winemaker’s services to us, we issued to him (or his designee) 100,000 units representing membership interests in Fresh Grapes, LLC, which represents 619,343 shares on a post-LLC Conversion basis. The unit amount gives effect to a 10,000-for-one unit split that occurred in March 2021.

In November 2020 and March 2021, we sold 50,000 and 40,000 units representing membership interests in Fresh Grapes, LLC, respectively, to two investors at a price of $5.00 per unit, which collectively represents 557,410 shares at a price of $0.81 per share on a post-LLC Conversion basis. The unit amount gives effect to a 10,000-for-one unit split that occurred in March 2021.

Effective March 15, 2021, we entered into a Contractor Agreement pursuant to which an independent contractor provided specified services to us in exchange for 140,300 units representing membership interests in Fresh Grapes, LLC, which represents 868,938 shares on a post-LLC Conversion basis.

In March 2021, we entered into five-year license agreements with Nina Dobrev and Julianne Hough pursuant to which each agreed to use commercially reasonable efforts to help grow and promote our business and varietals of wine and granted us a license to use her pre-approved name, likeness, image, and other indicia of identity, as well as certain content published by her on her social media or other channels, on and in conjunction with the sale and related pre-approved advertising and promotion of our varietals of wine and marketing materials. Upon entering into such agreements, we issued to each of Ms. Dobrev and Hough (or their designees) 156,500 units representing membership interests in Fresh Grapes, LLC, which represents 969,272 shares apiece on a post-LLC Conversion basis.

During the period from April 2021 through August 2021, we sold an aggregate of 60,388 units representing membership interests in Fresh Grapes, LLC to 22 investors at a price of $34.94 per unit, which represents 374,009 shares at a price of $5.64 per share on a post-LLC Conversion basis.

Effective August 1, 2021, we entered into an employment agreement with one of our executive officers pursuant to which we issued 10,927 units representing membership interests in Fresh Grapes, LLC, which represents 67,676 shares on a post-LLC Conversion basis.

In December 2022, we issued a total of 970,000 shares of our common stock to certain of our third party vendors as compensation for services that such vendors provide to us, including sales and distribution management, advertising, public relations, consulting and legal services. Pursuant to agreements with certain of these vendors, we also agreed to issue up to an additional 1,030,000 shares of our common stock upon our Company achieving specified revenue-related performance objectives within identified timeframes.

Except as noted above, the sales of the securities identified above were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Each of the above-referenced investors in our securities represented to us in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

Item 16.  Exhibits and financial statement schedules.

(a)	The exhibits to the registration statement are set forth within the Exhibit Index below.

(b)	No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes thereto that are incorporated by reference into this registration statement.

Exhibit Index

Exhibit Number	Description
1.1	Form of Dealer-Manager Agreement**
3.1	Plan of Conversion (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K filed March 31, 2022)
3.2	Articles of Incorporation of Fresh Vine Wine, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed December 20, 2021)
3.3	Bylaws of Fresh Vine Wine, Inc. (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed December 20, 2021)
4.1	Form of specimen certificate representing shares of common stock of Fresh Vine Wine, Inc. (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1/A (File No. 333-261037) filed on November 29, 2021)
4.2	Form of Underwriter Warrant (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed December 20, 2021)
4.3	Form of Common Stock Purchase Warrant to be issued in rights offering**
4.4	Form of Warrant Agency Agreement between Fresh Vine Wine, Inc. and Computershare Trust Company, N.A.**
4.5	Form of Subscription Rights Certificate**
5.1	Opinion of Maslon LLP**
10.1	Amended and Restated Consulting Agreement dated March 16, 2021 by and between Fresh Grapes, LLC and Jamey Whetstone d/b/a Whetstone Consulting (incorporated by reference to Exhibit 10.1 to Registration Statement on Form S-1 (File No. 333-261037) filed on November 12, 2021)
10.2†	Alternating Proprietorship Agreement dated July 2019 by and between Fior di Sole, LLC and Fresh Grapes, LLC (incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-1 (File No. 333-261037) filed on November 12, 2021)
10.3	Custom Winemaking and Bottling Agreement dated September 2019 by and between Fior di Sole, LLC and Fresh Grapes, LLC (incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-1 (File No. 333-261037) filed on November 12, 2021)
10.4	License Agreement dated March 2021 by and between Fresh Grapes, LLC and Nina Dobrev (incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-1 (File No. 333-261037) filed on November 12, 2021)
10.5	Amendment No. 1 dated effective November 12, 2021 to License Agreement dated March 2021 by and between Fresh Grapes, LLC and Nina Dobrev (incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-1/A (File No. 333-261037) filed on November 29, 2021)
10.6	License Agreement dated March 2021 by and between Fresh Grapes, LLC and Jaybird Investments, LLC (incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-1 (File No. 333-261037) filed on November 12, 2021)
10.7	Amendment No. 1 dated effective November 12, 2021 to License Agreement dated March 2021 by and between Fresh Grapes, LLC and Jaybird Investments, LLC (incorporated by reference to Exhibit 10.7 to Registration Statement on Form S-1/A (File No. 333-261037) filed on November 29, 2021)
10.8	Contractor Agreement effective March 15, 2021 by and between Fresh Grapes, LLC and Tribe of Five, LLC (incorporated by reference to Exhibit 10.8 to Registration Statement on Form S-1 (File No. 333-261037) filed on November 12, 2021)
10.9#	Second Amended and Restated Employment Agreement effective September 17, 2021 between Fresh Grapes, LLC and Janelle Anderson (incorporated by reference to Exhibit 10.12 to Registration Statement on Form S-1/A (File No. 333-261037) filed on November 29, 2021)
10.10#	Form of Founders’ Option Agreement (incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-1/A (File No. 333-261037) filed on November 29, 2021)
10.11#	Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed December 20, 2021)
10.12#	Form of Indemnification Agreement between Fresh Vine Wine, Inc. and each of its officers and directors (incorporated by reference to Exhibit 10.13 to Registration Statement on Form S-1/A (File No. 333-261037) filed November 29, 2021)
10.13#	Form of Restricted Stock Unit Agreement, pursuant to the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan, between Fresh Vine Wine, Inc. and each of Timothy Michaels and Elliot Savoie (incorporated by reference to Exhibit 10.11 to Registration Statement on Form S-1/A filed November 29, 2021)
10.14	Consulting Services Agreement dated January 1, 2022 by and between Fresh Vine Wine, Inc. and FELCS, LLC (incorporated by reference to Exhibit 10.14 to Annual Report on Form 10-K filed March 31, 2022)

10.15#	Separation Agreement and Release dated as of February 24, 2022 by and between Fresh Vine Wine, Inc. and Timothy Michaels (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed February 25, 2022)
10.16#	Amendment No. 1 to Restricted Stock Unit Agreement dated as of February 24, 2022 by and between Fresh Vine Wine, Inc. and Timothy Michaels (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed February 25, 2022)
10.17#	Stock Option Agreement dated as of March 11, 2022 by and between Fresh Vine Wine, Inc. and Janelle Anderson (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed March 14, 2022)
10.18#	Form of Stock Option Agreement under the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.18 to Annual Report on Form 10-K filed March 31, 2022)
10.19#	Form of Employee Restricted Stock Unit Agreement under the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.19 to Annual Report on Form 10-K filed March 31, 2022)
10.20#	Form of Director Restricted Stock Unit Agreement granted under the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.20 to Annual Report on Form 10-K filed March 31, 2022)
10.21#	Form of Employee Restricted Stock Agreement under The Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed May 16, 2022)
10.22#	Separation Agreement and Release dated as of June 24, 2022 by and between Fresh Vine Wine, Inc. and Ellen Scipta (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 30, 2022)
10.23#	Employment Transition and Consulting Agreement dated as of September 1, 2022 by and between Fresh Vine Wine, Inc. and Elliot Savoie (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed September 2, 2022)
10.24	Agreement to Forfeit Shares of Common Stock dated December 15, 2022 by and between Fresh Vine Wine, Inc. and Rick Nechio (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed December 20, 2022)
10.25	Agreement to Forfeit Shares of Common Stock dated December 15, 2022 by and between Fresh Vine Wine, Inc. and Damian Novak (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed December 20, 2022)
10.26	Consulting Agreement dated effective December 15, 2022 by and between Fresh Vine Wine, Inc. and Tribe of Five, LLC (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed December 20, 2022)
10.27	Global Mutual Compromise, Release and Settlement Agreement dated January 27, 2023 among the Company, Janelle Anderson, Damian Novak and Rick Nechio (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed January 27, 2023)
10.28	Consulting Agreement dated as of January 27, 2023 by and between by and between Fresh Vine Wine, Inc. and Janelle Anderson (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed January 27, 2023)
10.29	Form of Agreement to Forfeit Shares of Common Stock dated January 27, 2023 by and between Fresh Vine Wine, Inc. and each of Damian Novak and Rick Nechio (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed January 27, 2023)
10.30	Amendment dated March 20, 2023 to Employment Transition and Consulting Agreement by and between Fresh Vine Wine, Inc. and Elliot Savoie (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed March 22, 2023)
10.31	Form of Director Restricted Stock Agreement under the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.31 to Annual Report on Form 10-K filed March 31, 2023)
23.1	Consent of Wipfli LLP*
23.2	Consent of Maslon LLP (included in Exhibit 5.1).**
24.1	Power of Attorney (included on the signature page to this registration statement).**
99.1	Form of Instructions for Use of Subscription Rights**
99.2	Form of Letter to Record Holders**
99.3	Form of Letter to Beneficial Holders**
99.4	Form of Letter to Brokers, Dealers and Other Nominees**
99.5	Form of Nominee Holder Certification**
99.6	Form of Beneficial Holder Election**
107	Calculation of Filing Fees.**

#	Management contract or compensatory plan
†	Certain portions of this exhibit have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.
*	Filed herewith.
**	Previously filed.

Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 14, 2023.

FRESH VINE WINE, INC.

By	/s/ Rick Nechio
Rick Nechio
Interim Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Rick Nechio	Interim Chief Executive Officer	April 14, 2023
Rick Nechio	(Principal Executive Officer)

/s/ James Spellmire	Chief Financial Officer	April 14, 2023
James Spellmire	(Principal Financial Officer and Principal Accounting Officer) and Secretary

*	Director	April 14, 2023
Eric Doan

*	Director	April 14, 2023
Michael Pruitt

	Director	April 14, 2023
Michelle Hawkins

*	Director	April 14, 2023
Brad Yacullo

*	Director	April 14, 2023
David Yacullo

* By:	/s/ James Spellmire
James Spellmire
Attorney-in fact